Exhibit 99.1

GeoVax Reports 2017 Second Quarter Financial Results

and Provides Corporate Update

Continued Success and Progress in Vaccine Development Programs for Zika, HIV, Lassa Fever, Ebola, Malaria, Hepatitis B and Cancer

ATLANTA, GA, August 7, 2017 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines using its novel viral vector platform technology, announced its financial results for the quarter ended June 30, 2017, and provided an overview of recent accomplishments for its research and development programs.

Robert T. McNally Ph.D., GeoVax’s President and CEO, commented, “To date, 2017 has been marked by several important achievements further demonstrating the excellent efficacy and broad utility of our MVA-VLP vaccine platform, as well as scientific recognition through our growing list of exceptional corporate and academic collaborators. We continue to engage in active discussions with additional research collaborators and potential strategic partners. I am pleased to provide this update on our progress.”

2017 Highlights To Date:

Progress in Zika Vaccine Development. In June, at the American Society for Microbiology (ASM) conference (ASM MICROBE 2017), GeoVax presented research showing that a single dose of its Zika vaccine (GEO-ZM02) gave 100% protection in mice challenged with a lethal dose of Zika virus (ZIKV) delivered directly into the brain. This is the first report of i) a Zika vaccine based on the ZIKV non-structural (NS1) protein, and ii) single-dose protection against ZIKV using an immunocompetent lethal mouse challenge model. The vaccine was tested at the Centers for Disease Control and Prevention (CDC) in Ft. Collins, CO with funding by a grant from the CDC. Importantly, GeoVax’s approach to a Zika vaccine is unique as it is based on the NS1 protein of ZIKV and thus will avoid the Antibody Dependent Enhancement (ADE) of infection safety issue, which is a concern for other Zika vaccines under development.

Also in June, the National Institutes of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), awarded GeoVax a Small Business Innovative Research (SBIR) grant of $600,000 to support advanced preclinical testing, including non-human primates studies, for its Zika vaccine development program in preparation for a Phase 1 human clinical study.

Promising Results for Lassa Fever Vaccine. In July, GeoVax reported a significant step forward in the development of a vaccine candidate for protection against Lassa hemorrhagic fever virus (LASV). Efficacy testing in a murine challenge model (using a chimeric LASV reassortant) showed a single dose of GEO-LM01, provided 100% protection to mice infected with a lethal dose of the challenge virus. The study was conducted, and successfully repeated, at the Institute of Human Virology at the University of Maryland School of Medicine. GeoVax recently expanded its LASV vaccine development efforts through a collaboration with The Scripps Research Institute. With no vaccine available, LASV continues to kill more than 5000 people each year in West African countries where the virus is endemic.

Earlier, a single dose of GeoVax’s Ebola (EBOV) vaccine (GEO-EM01) was shown to protect 100% of rhesus monkeys against death. GeoVax is also developing vaccines against Sudan virus (SUDV) and Marburg virus (MARV), two other lethal hemorrhagic fever viruses for which no effective vaccine currently exists. In addition to developing the four individual hemorrhagic fever vaccines (EBOV, LASV, SUDV, MARV), the Company’s goal is to combine the vaccines into a single tetravalent vaccine to provide broad protection for individuals at-risk for these viruses.

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HIV Preventive Vaccine Development – New Clinical Trial Begun with NIH Support. In January, GeoVax initiated a human clinical trial of its preventive HIV vaccine, GOVX-B11, being developed to address the clade B HIV subtype prevalent in the U.S. and other areas of the developed world. The Phase 1 trial (designated HVTN 114) is being conducted by the HIV Vaccine Trials Network (HVTN) with funding from NIAID. HVTN 114 will enroll up to 30 individuals who participated in an earlier Phase 2a trial of GOVX-B11 and will test the ability of additional vaccinations to increase the antibody responses elicited by the GeoVax vaccine.

During 2017, GeoVax continued its work under a NIAID contract of up to $7.8 million for production of the DNA component of GOVX-B11 intended for later-stage clinical trials. The Company also continued work under two SBIR grants from NIAID for both its clade B HIV vaccine, and for its vaccine for the clade C HIV subtype prevalent in Africa.

HIV Therapeutic Vaccine Development – Collaboration to Focus on Functional Cure. In March, GeoVax began a collaboration with American Gene Technologies International, Inc. (AGT) with the goal of developing a functional cure for HIV infection. The Company expects AGT to file an Investigation New Drug (IND) application later this year and to initiate human clinical trials of the companies’ combined technologies in early 2018.

Malaria Vaccine Program Initiated. In January, GeoVax initiated a new program to develop a malaria vaccine using its MVA-VLP viral vector platform through collaboration with The Burnet Institute in Australia. The Company has completed construction of 4 vaccine candidates and expects the initial preclinical proof-of-concept studies to commence in September 2017.

Ongoing Therapeutic Development Programs for Chronic Hepatitis B and Cancer. During the first quarter, GeoVax added Georgia State University and Peking University as collaborators to develop a therapeutic vaccine for chronic hepatitis B infection. Initial preclinical proof-of-concept studies are ongoing. GeoVax is also continuing its collaboration with ViaMune, Inc. for co-development of the companies’ respective cancer immunotherapy programs, with initial and confirmatory data readouts expected during the third quarter.

Establishment of World-Class Scientific Advisory Board. In January, GeoVax formed a Scientific Advisory Board composed of world-class scientists including Thomas Monath, MD; Stanley Plotkin, MD; Barney Graham, MD, PhD; Scott Weaver, PhD; and Olivera Finn, PhD. This expert group is already making its mark through their direction and advice for the Company’s various development programs.

Financial Review

GeoVax reported a net loss of $516,881 ($0.01 per share) for the three months ended June 30, 2017, compared to $575,835 ($0.02 per share) for the same period in 2016. For the six months ended June 30, 2017, the Company’s net loss was $1,065,222 ($0.02 per share) as compared to $1,872,114 ($0.05 per share) in 2016.

The Company reported grant and collaboration revenues of $352,137 and $647,872 for the three-month and six-month periods of 2017, respectively. This compares to $166,280 and $213,880 of grant revenue reported for the comparable periods of 2016. As of June 30, 2017, there is $910,774 in approved grant funds remaining and available for use.

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Research and development (R&D) expenses were $518,098 and $1,069,893 for the three-month and six- month periods of 2017, respectively, as compared to $397,576 and $835,580 for the comparable periods of 2016. R&D expenses include direct costs funded by NIH grants, as well as other vaccine manufacturing and testing costs. General and administrative (G&A) expenses were $352,191 and $644,858 for the three-month and six-month periods of 2017, respectively, as compared to $344,818 and $1,251,323 for the comparable periods of 2016.

GeoVax reported cash balances of $822,597 at June 30, 2017, as compared to $454,030 at December 31, 2016. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

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About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its Modified Vaccinia Ankara-Virus Like Particles (MVA-VLP) vaccine platform. The Company’s development programs are focused on vaccines against HIV, Zika, hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa) and malaria. GeoVax also is evaluating the use of its MVA-VLP platform in cancer immunotherapy, and for therapeutic use in chronic Hepatitis B infections. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine. The production of VLPs in the person being vaccinated mimics virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
Grant revenue	$352	$166	$648	$214

Operating expenses:
Research and development	518	397	1,070	836
General and administrative	352	345	645	1,251
	870	742	1,715	2,087

Other income:
Interest income	1	-	2	1
	1	-	2	1

Net loss	$(517)	$(576)	$(1,065)	$(1,872)

Loss per common share	$(0.01)	$(0.02)	$(0.02)	$(0.05)

GEOVAX LABS, INC.
Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	June 30,	Dec. 31,
	2017	2016
Assets:
Cash and cash equivalents	$823	$454
Other current assets	111	90
Total current assets	934	544

Property, net	45	55
Other assets	11	11
Total assets	$990	$610

Liabilities and stockholders’ equity
Current liabilities	$652	$370
Stockholders’ equity	338	240
Total liabilities and stockholders’ equity	$990	$610

Common shares outstanding	62,914	55,235

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